EXHIBIT 21



                          SUBSIDIARIES OF SAUCONY, INC.


                                             Jurisdiction of     Percentage
          Name                               Incorporation        Ownership


Hyde International Services, Ltd.            Hong Kong              100%

Hyde Transition Corp.                        Massachusetts          100%

Hyde, Inc. (1)                               Maine                  100%

Saucony Canada, Inc. (2)                     Ontario                 85%

Saucony UK, Inc. (3)                         Massachusetts          100%

Saucony Sports, B.V.(2)                      Netherlands            100%

Saucony SP Pty. Ltd. (2)                     Australia              100%

Saucony Deutschland Vertriebs GmbH (2)       Germany                100%

Quintana Roo, Inc. (4)                       Delaware               100%



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(1)   Formerly known as Spot-Bilt, Inc.
(2)   Does business as "Saucony."
(3)   Formerly known as Saucony, Inc.  Does business as "Saucony."
(4)   Does business as "Quintana Roo."